Exhibit 10.1
ADDENDUM NO. 2 TO MASTER FACTORING AGREEMENT
     THIS ADDENDUM NO. 2 TO MASTER FACTORING AGREEMENT (this “Addendum”) is made and entered into effective as of the 17th day of July, 2006 (the “Effective Date”), by and among VALENTEC SYSTEMS, INC. F/K/A ACORN HOLDING CORP. and VALENTEC OPERATING CORP. F/K/A VALENTEC SYSTEMS, INC., its wholly owned subsidiary, each a Delaware corporation, jointly and severally (collectively referred to throughout this Addendum as “you”), and ROCKLAND CREDIT FINANCE LLC, a Maryland limited liability company (referred to throughout this Addendum as “we” or “us”).
Background
     Pursuant to a Master Factoring Agreement (the “Factoring Agreement”) among the parties dated on or about September 1, 2005, as amended and supplemented by Addendum No. 1 thereto (the “WIP Addendum”) (the Factoring Agreement and the WIP Addendum, as amended hereby, being sometimes hereinafter referred to collectively as the “Financing Agreement”), we have established for your benefit (ii) a discretionary factoring facility for the purpose of financing your billed accounts receivable and (ii) a related revolving credit facility for the purpose of financing your unbilled work-in-process, all as more particularly provided in the Financing Agreement. The parties mutually desire to renew and extend the term of the foregoing facilities, subject to the amendments and upon the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Defined Terms. Capitalized terms used but not defined in this Addendum have the respective meanings ascribed to such terms in the Factoring Agreement or the WIP Addendum, as the case may be.
     2. Amendment and Extension of Factoring Facility.
          2.1. The Term of the Factoring Agreement is hereby extended to and including June 30, 2008. Thereafter, unless terminated in accordance with Paragraph 8.2 of the Factoring Agreement or Section 5 of this Addendum, the Term will automatically renew on July 1, 2008, and on each anniversary thereof for successive one (1) year periods without the necessity of any further notice or action on the part of any party hereto.
          2.2. Upon the terms and subject to the conditions of the Factoring Agreement as amended hereby, you agree to sell and assign to us and so long as no Event of Default shall have occurred we agree and commit to purchase from you all of your valid and duly verified Accounts arising on and after the Effective Date (“New Accounts”); provided, however, that at no time shall the aggregate principal amount of our outstanding Advance Payments to you under the Factoring Agreement exceed Ten Million Dollars ($10,000,000) (your “Overall Borrowing Limit”) minus the sum of the aggregate principal amount of alt WIP Advances then outstanding plus the aggregate face amount of all Letters of Credit underlying LC Guaranties then outstanding.
          2.3. With respect to each New Account you sell to us and we purchase from you on or after the Effective Date:
               (a) Except as otherwise provided in Subparagraph 2.3.1 of the Factoring Agreement, the Advance Rate shall be ninety percent (90%).
               (b) Our Discount Fee shall be an amount equal to .0167% of the net face value of such Account for each day elapsing from and including the date of our acceptance of the Account to and including the date on which we shall have collected the Account in full in good funds, provided that in no event shall our Discount Fee be less then twenty-five dollars ($25.00).
               (c) Our Processing Fee under the Factoring Agreement shall be a fluctuating rate per annum (hereafter, the “Adjusted Processing Fee Rate”) equal to the greater of (i) two percent (2.0%) plus the WSJ Prime Rate then in effect or (II) ten percent (10%), calculated in either case on the principal amount of our
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Advance Payment to you and accruing over the period elapsing from and including the date of our acceptance of the Account to and including the date on which we shall have collected the Account in full in good funds.
          2.4. For the avoidance of doubt, the parties mutually agree and acknowledge that, with respect to any Assigned Account, if due to the passage of time the excess of the net face value of the Account over our Advance Payment is insufficient to cover the accrued Discount Fee and the accrued Processing Fee: (a) the Purchase Price of such Account shall deemed to be the amount of the Advance Payment and you shall be entitled to no further payment in respect thereof; and (b) you shall be liable to us for the amount of the deficiency as the same may accrue until collection.
     3. Amendment and Extension of Revolving Credit Facility.
          3.1. The Line of Credit Termination Date is hereby extended to and including June 30, 2008. All of your Line of Credit Obligations shall be due and payable in full on such date.
          3.2. On and after the Effective Date, the Facility Limit shall be Seven Million and 00/100 Dollars ($7,000,000,00), subject to the borrowing limitations set forth in Subsection 3.4.
          3.3. Upon the terms and subject to the conditions of the WIP Addendum as amended hereby, you will be entitled to draw upon the Line of Credit up to the Facility Limit and may repay and reborrow WIP Advances thereunder for working capital in the ordinary course of your business operations until the earlier of April 30, 2008 (the “Availability Cut-off Date”), or the occurrence of an Event of Default (or any event which, with the passage of time or the giving of notice, or both could constitute an Event of Default).
          3.4. The sum of (i) the aggregate principal amount of all WIP Advances outstanding at any time plus (ii) the aggregate face amount of all Letters of Credit underlying LC Guaranties outstanding at such time (if any) shall at no time exceed the lesser of (a) seventy percent (70%) of your then current Borrowing Base (the “Borrowing Base Requirement”) or (b) an amount equal to your Overall Borrowing Limit minus the aggregate principal amount of all Cash Factoring Advances then outstanding. If at any time and for any reason the foregoing sum shall exceed the borrowing limitations set forth in this subsection, you will immediately repay to us, in cash, the amount of such excess plus interest accrued thereon such that the requirements of this subsection are met. Your obligations under the preceding sentence shall (i) be continuing, absolute and unconditional; (ii) constitute part of your Obligations and be secured by all Collateral; (iii) if not paid in full when due, shall bear interest thereafter until paid in full at a rate per annum (the “Default Rate”) equal to the greater of (A) twelve percent (12.0%) plus the WSJ Prime Rate in effect from time to time or (B) twenty-two percent (22%); and (iv) survive any termination of the Line of Credit and the Letter(s) of Credit giving rise thereto, until they are paid in full or fully released.
          3.5. On and after the Effective Date:
               (a) In lieu of interest otherwise accruing pursuant to the first sentence of Paragraph 3.1 of the WIP Addendum (which sentence on the Effective Date shall be deemed stricken in its entirety), until the Line of Credit Termination Date and so long as any amounts under the Line of Credit are outstanding, you will pay to us monthly in arrears a revolving credit facility fee (the “Revolving Facility Fee”) at the rate of ,0222% per day calculated on the aggregate amount of all Unbilled Receivables outstanding from time to time, which amount shall be determined month to month based on the then current WIP Report.
               (b) Our Processing Fee with respect to the Line of Credit shall be the Adjusted Processing Fee Rate calculated on the aggregate principal amount of all WIP Advances outstanding from time to time.
          3.6. The parties mutually acknowledge and agree that the only charge imposed by us upon you for the use of borrowed money in connection with the Line of Credit is and shall be the Revolving Facility Fee, and that the Processing Fee respect to the Line of Credit is and shall be deemed to be charges made to compensate us for underwriting and administrative services and costs, and other services and costs performed and incurred, and to be performed and incurred, by us in connection with making credit available to you hereunder, and shall under no circumstances be deemed to be interest charges for the use of borrowed money.
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     4. Letter of Credit Guaranties.
          4.1. In lieu of cash WIP Advances, you have proposed that the Line of Credit be utilized from time to time, at your request, to support the issuance of letters of credit for your account (“Letters of Credit”) by third-party banks and/or other financial institutions (“Issuers”). You have proposed that such utilization, if any, shall take the form of guaranties (“LC Guaranties”) issued by us in favor of the issuer. We are willing to consider issuing LC Guaranties from time to time subject, however, to the following terms, covenants and conditions.
          4.2. If you desire us to issue an LC Guaranty, you will notify us not less than five (5) business days prior to the proposed issuance of the underlying Letter of Credit, which notice (hereafter, a “Credit Enhancement Request”) will specify the face amount of the Letter of Credit, its issuer, its expiry date, its beneficiary and its specific purpose.
          4.3. We may accept or reject any Credit Enhancement Request in our sole and absolute discretion. Without limiting or qualifying such discretion, we will not accept any Credit Enhancement Request if (i) any Event of Default shall have occurred or would result from the issuance of the Letter of Credit specified in the Credit Enhancement Request; (ii) the face amount of the Letter of Credit specified in the Credit Enhancement Request, when added to all WIP Advances then outstanding, would cause the Facility Limit or the borrowing limitations set forth in Section 3.4 to be exceeded; (iii) the expiry date of the Letter of Credit specified in the Credit Enhancement Request exceeds the earlier of: (A) one (1) year, or (B) the Availability Cut-off Date; (iv) the face amount of the Letter of Credit specified in the Credit Enhancement Request, when aggregated with the face amounts of all Letters of Credit underlying LC Guaranties then outstanding (if any), shall exceed the sum of Three Million Dollars ($3,000,000) or such lesser sum as we may establish from time to time as an absolute limit on the availability of LC Guaranties hereunder; (v) the Issuer has not been selected or approved by us; or (vi) we and the issuer are unable to reach agreement on the terms of the LC Guaranty.
          4.4. With respect to each LC Guaranty issued by us:
               (a) Except as otherwise provided in this subsection, pending expiry of the underlying Letter of Credit: (i) we will establish a reserve against your account in the face amount of the Letter of Credit and the amount otherwise available to you for borrowing under the Line of Credit shall be reduced by the amount of such reserve; and (ii) you will pay to us monthly in arrears a guaranty fee at the rate of three percent (3%) per annum (the “Guaranty Fee”) calculated on the face amount of the Letter of Credit.
               (b) If we remit any payment to the Issuer in respect of such LC Guaranty, the full amount of such payment shall be automatically charged to your account as a WIP Advance and we will reimburse ourselves from the proceeds thereof; or, if such advance cannot be made; i.e., if such payment occurs after the Availability Cut-off Date, you will reimburse us on demand for the full amount of such payment. Your obligations under this subsection shall (i) be continuing, absolute and unconditional; (ii) constitute part of your Obligations and be secured by all Collateral; (iii) if not paid in full when due, either by our making a WIP Advance or otherwise, bear interest thereafter at the Default Rate until paid in full; and (iv) survive any termination of the Line of Credit and the Letter(s) of Credit giving rise thereto, until they are paid in full or fully released.
          4.5. You will indemnify us and hold us harmless from and against any loss, damage, cost or expense which we incur in connection with entering into or performing any LC Guaranty issued by us hereunder.
     5. Termination and Prepayment.
          5.1. You may terminate the Financing Agreement at any time for your convenience prior to the expiration of the Term provided the following conditions are met:
               (a) You will provide us with written notice of termination pursuant to this section not less than ten (10) business days prior to the effective date of termination stipulated in such notice (the “Elective Termination Date”).
               (b) On the Elective Termination Date, you will pay to us:
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                    (i) The entire aggregate principal amount of all Advance Payments then outstanding under the Factoring Agreement and all WIP Advances then outstanding under the Line of Credit together with accrued interest and fees through and including the Elective Termination Date.
                    (ii) A termination fee equal to:
                         (A) If you terminate the Financing Agreement pursuant to this section during the period commencing on the Effective Date and expiring on June 30, 2007, an amount equal to 1.5% of your Overall Borrowing Limit, as amended (i.e., currently, $150,000).
                         (B) If you terminate the Financing Agreement pursuant to this section on or after July 1, 2007, 0.75% of your Overall Borrowing Limit, as amended (i.e., currently $75,000).
                    (iii) The amount of any and all unreimbursed costs and expenses we have incurred in connection with and for which you are responsible under the Financing Agreement.
               (c) No LC Guaranty shall be outstanding as of the Elective Termination Date.
          5.2. Upon your due payment of the amounts contemplated by Subparagraph 5.1(b)(i) we will reassign to you any and all Assigned Accounts outstanding as of the Elective Termination Date.
          5.3. The provisions of this section are in lieu of and hereby supersede the provisions of Paragraph 2.6 and Subparagraph 8.2.1 of the Factoring Agreement
     6. Additional Covenants.
          6.1. Until the later of the expiration of the Term and the full and indefeasible payment of all of your Obligations, you will not create or cause to be created any new subsidiary wholly owned or effectively controlled by you without our prior written consent, which consent shall not be unreasonably withheld.
          6.2. You will obtain as soon as practicable following the Effective Date but in any event within thirty (30) days, and you will maintain or cause to be maintained at all times until the later of the expiration of the Term and the full and indefeasible payment of all of your Obligations, a key man life insurance policy on the life of your current Chief Executive Officer, to wit, Robert A. Zummo (“Zummo”), from an insurer acceptable to us in the amount of not less than $3,000,000 and as to which we shall be named collateral assignee and beneficiary, as security for the payment of the Obligations pursuant to a collateral assignment in form and substance satisfactory to us. Upon the cessation of Zummo’s employment by you for any reason and our approval (if any) of his Successor such that no Event of Default shall be occasioned thereby, we will return such policy to you and release our interest therein provided you obtain and maintain a key man life insurance policy on the life of Zummo’s Successor consistent with the requirements of this subsection.
          6.3. Without limiting the generality of Paragraph 3.3 of the Factoring Agreement, you will reimburse on demand for the services of any auditor we deem necessary or desirable at the rate of $1,000 per day plus reasonable out-of-pocket expenses.
     7. Additional Events of Default. The following shall constitute additional Events of Default in addition to those set forth in the Factoring Agreement and WIP Addendum:
          7.1. Any material change in your executive management or controlling ownership without our prior written consent, which consent (except as otherwise provided in Subsection 7.2) shall not be unreasonably withheld.
          7.2. Without limiting the generality of the foregoing, the termination of Zummo as your Chief Executive Officer or any material reduction in the scope and nature of Zummo’s authority in such capacity as of the Effective Date unless we approve the person replacing Zummo as Chief Executive Officer or succeeding to such authority, as the case may be (Zummo’s “Successor”), which approval shall not be unreasonably withheld. For purposes of this subsection, “termination” shall mean and encompass any and all methods and causes by
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which Zummo’s employment relationship with you may be terminated, whether voluntarily or involuntarily, including but not limited to Zummo’s death, disability or retirement.
     8. Representations and Warranties. Your representations and warranties under the Factoring Agreement and the WIP Addendum are hereby incorporated by reference and renewed and restated by you as of the Effective Date.
     9. Miscellaneous Provisions.
          9.1. All Processing Fees payable by you under the Financing Agreement shall be calculated on the basis of a 360-day year.
          9.2. In the event a court of competent jurisdiction determines that the aggregate of all amounts deemed interest under the Financing Agreement pursuant to any law such court in a final adjudication determines to apply exceeds the highest rate permissible under such law, the interest rate in effect hereunder shall automatically be reduced to the maximum rate permitted by law and we will refund to you any interest received by us in excess of the maximum lawful rate or, if so requested by you, will apply such excess to the principal balance of your Obligations.
          9.3. The parties acknowledge that last three lines of Subparagraph 2.2.1 of the Factoring Agreement constitute a typographical error. Accordingly, they are hereby deleted in their entirety.
          9.4. The parties acknowledge that the capitalized term “LOC Obligations” is nowhere defined in the Financing Agreement. For the avoidance of doubt, it is understood that this term has the same meaning as “Line of Credit Obligations” and is intended to be an abbreviation thereof.
     10. Complete Agreement. This Addendum constitutes all of the amendments to the Financing Agreement intended by the parties. Except as modified hereby, the parties’ respective contractual obligations under the Factoring Agreement and the WIP Addendum shall remain in full force and effect. In the event of any conflict between the terms of this Addendum and the terms of the Factoring Agreement or the WIP Addendum or any exhibit or schedule attached to either of them, the terms of this Addendum shall prevail.
     IN WITNESS WHEREOF, the parties have executed this Addendum intending to be legally bound as of the Effective Date first written above.

ROCKLAND CREDIT FINANCE LLC		VALENTEC SYSTEMS, INC.

By	/s/ John Fox	By	/s/ Robert A. Zummo

John Fox, President
		Name:	Robert A. Zummo

		Title:	CEO/ President

VALENTEC OPERATING CORP.

		By	/s/ Robert A. Zummo

		Name:	Robert A. Zummo

		Title:	CEO/President
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